Exhibit 2(k)(6)

SUBI CERTIFICATE PLEDGE AGREEMENT

by

DR SPE, LLC, as Pledgor

in favor of

ROCHDALE HIGH YIELD ADVANCES FUND LLC, as Secured Party

Dated as of April ____, 2011

SUBI CERTIFICATE PLEDGE AGREEMENT

THIS SUBI CERTIFICATE PLEDGE AGREEMENT, dated as of April ___, 2011 (as the same may at any time be amended, modified, restated or supplemented in accordance with the terms hereof, this “Agreement”), is made by DR SPE, LLC, a Delaware limited liability company (the “Pledgor”), and ROCHDALE HIGH YIELD ADVANCES FUND LLC, a Delaware limited liability company (the “Secured Party”).

RECITALS

WHEREAS, Dura Rock LF Trust, a Delaware statutory trust (the “Trust”), was formed pursuant to that certain Trust Agreement, dated as of March 21, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, as grantor (the “Grantor”) and UTI certificateholder (the “UTI Certificateholder”), Wells Fargo Delaware Trust Company, National Association, as Delaware trustee (the “Delaware Trustee”), and Wells Fargo Bank, National Association (“Wells Fargo”), as trustee (the “Trustee”) (as may be further amended, supplemented or modified from time to time, the “Trust Agreement”);

WHEREAS, the UTI Certificateholder holds an exclusive, undivided beneficial interest in all assets of the Trust generally (the “UTI”);

WHEREAS, pursuant to the Trust Agreement, the UTI Certificateholder may direct the Grantor, the Trustee and the Servicer to enter into one or more supplements to the Trust Agreement with the UTI Certificateholder pursuant to which (i) one or more “special units of beneficial interest” in the Trust (each, a “SUBI”) shall be established, (ii) the Servicer will associate assets of the Trust with each such SUBI on the books and records of the Trust and such SUBI and (iii) the Trust (for and with respect to each such SUBI) shall issue beneficial interest certificates representing beneficial interests in the assets of such SUBIs;

WHEREAS, the UTI Certificateholder, the Trustee and the Grantor entered into that certain SUBI Supplement (Rochdale High Yield Advances Fund), dated as of April ____, 2011 (as amended, supplemented or modified from time to time, the “Rochdale SUBI Supplement”), creating a SUBI known as the Rochdale High Yield Advances Fund (the “Rochdale SUBI”);

WHEREAS, pursuant to the Trust Agreement and the Rochdale SUBI Supplement, the Trust (for and with respect to the Rochdale SUBI) has issued Special Unit of Beneficial Interest Certificate No. S-1 relating to the Rochdale SUBI to the Pledgor, evidencing a 100% beneficial interest in all assets associated with the Rochdale SUBI (the “Rochdale SUBI Certificate”);

WHEREAS, pursuant to the Sale and Purchase Agreement, dated as of April ___, 2011 (the “Sale and Purchase Agreement”), by and between Trust for and with respect to the Rochdale SUBI and Peachtree Funding Northeast, LLC, a New York limited liability company, in its capacity as the seller (the “Seller”) of the Purchased Assets (as defined below), the Trust (for and with respect to the Rochdale SUBI) will, from time to time, purchase certain Underlying Contracts from the Seller, which Underlying Contracts, upon purchase, shall be titled in the name of the Trust for and with respect to the Rochdale SUBI;

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of April ____, 2011, by and among the Pledgor, the Secured Party, Rochdale Investment Management LLC and Peach Holdings, LLC (as amended, supplemented or modified from time to time, the “Note Purchase Agreement”), the Secured Party has agreed to purchase a 9.25% Fixed Rate Note, Series 2011-A (the “Note”) for $_______________ for the purpose of, among other things, enabling the Pledgor to fund the Trust (for and with respect to the Rochdale SUBI) to pay the anticipated costs in connection with the purchase of Underlying Contracts associated with the Rochdale SUBI, purchased directly for the benefit of the Rochdale SUBI or purchased indirectly for the benefit of the Rochdale SUBI through the Trust, upon the terms and subject to the conditions set forth in the Note Purchase Agreement; and

WHEREAS, the Secured Party would not purchase the Note unless the Pledgor shall have executed and delivered this Agreement and shall have delivered the Rochdale SUBI Certificate to the Secured Party as collateral therefor.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and other good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1    Definitions.  (a) Unless defined herein, all terms defined in the Trust Agreement, the Note Purchase Agreement or the Sale and Purchase Agreement shall have the same meaning when used herein notwithstanding any termination thereof.

(b)        When used herein, the following terms shall have the following meanings:

“Account Establishment Agreement” means the Account Establishment Agreement, dated as of April __, 2011, by and among the Pledgor, the Secured Party, the Servicer and Wells Fargo.

“Additional Amount” means, with respect to any Underlying Contract, the periodic amount accrued under such Underlying Contract.

“Affiliate” means, with respect to any Person, any other Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment” means an assignment of the Purchased Assets from the Seller to the Purchaser, dated as of each Purchase Date, in substantially the form of Exhibit B to the Sale and Purchase Agreement.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banking institutions in New York, New York or Minneapolis, Minnesota are authorized or obligated by Law to be closed.

“Case” means an ongoing or potential lawsuit with respect to which the related Claimant has assigned an interest in the Litigation Proceeds pursuant to an Underlying Contract.

“Certificate Register” shall mean the certificate register maintained by the Trustee at its corporate trust office in respect of pledges and transfers of the Rochdale SUBI Certificate.

“Claimant” means the Person that has entered into an Underlying Contract with the Seller or a Prior Originator, including but not limited to a Lawyer.

“Collateral” has the meaning set forth in Section 2.

“Collected Funds” means, with respect to any Determination Date, the amount of funds in the Collection Account representing collections on the Purchased Assets received during the related Monthly Period, including all Litigation Proceeds, administrative fees, expenses and charges, late fees, penalty interest and other amounts paid by or on behalf of Claimants with respect to the Purchased Assets (but excluding any Repurchase Price).

“Collection Account” means a segregated non-interest bearing trust account, account number 85459800, established at Wells Fargo by the Servicer on behalf of the Pledgor, and titled the “DR SPE, LLC, Collection Account”.

“Contract Files” means, with respect to any Underlying Contract, executed copies of each of the documents set forth in Annex 1 to the Sale and Purchase Agreement.

“Custodian” means Wells Fargo Bank, National Association, a national banking association, or any other Person named from time to time as custodian in accordance with the Custodian and Verification Agreement.

“Custodian and Verification Agreement” means the Custodian and Verification Agreement, dated as of April ____, 2011, among the Custodian, the Servicer, the Seller and the Purchaser, as amended, modified or supplemented from time to time.

“Default Notice” has the meaning set forth in Section 14.

“Default Rate” means an interest rate equal to eleven and one quarter percent (11.25%) per annum.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement, dated as of April ___, 2011, by and among the Pledgor, the Servicer, the Secured Party and Wells Fargo.

“Determination Date” means, with respect to any Payment Date, the sixth (6th) Business Day preceding such Payment Date.

“Eligibility Criteria” means the criteria set forth on Annex 2 to the Sale and Purchase Agreement.

“Eligible Underlying Contracts” means any and all Underlying Contracts which satisfy the Eligibility Criteria as of the applicable Purchase Date as certified in a Seller’s Certificate issued by the Seller to the Purchaser.

“Governmental Authority” means any federal, national, state, provincial or local governmental, regulatory or administrative authority, agency, commission, including any state insurance regulatory authority, court, tribunal or judicial or arbitral body.

“Gross Litigation Proceeds” means the gross cash amount payable to the Claimant as a consequence of a Case, whether by settlement, judgment or otherwise.

“Initial Purchase” means the first sale of Purchased Assets to the Purchaser.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

“Law” means any statute, law, ordinance, regulation, rule, code, requirement or rule of law (including insurance, tax and common law) of any Governmental Authority.

“Lawyer” means a Person who is duly authorized and qualified to practice law in the applicable jurisdiction and has been retained by a Claimant to represent him/her in a Case.

“Litigation Payments” means the right of the applicable Originator (and any assignees of the applicable Originator, and their assigns) to receive a portion of the Litigation Proceeds arising from an Underlying Contract, together with all rights under such Underlying Contract with respect to the related Purchase Price, all Additional Amounts accrued on such Purchase Price and all other amounts payable to the Originator (and any assignees of the applicable Originator, and their assigns, including the Seller) pursuant to or in connection with such Underlying Contract.

“Litigation Proceeds” means the Gross Litigation Proceeds, net of attorneys’ fees, court costs and other costs of litigation, a portion of which have been sold by a Claimant to the Seller (or to a Prior Originator and subsequently transferred to the Seller) pursuant to the terms of an Underlying Contract.

“Litigation Proceeds Purchase Contract” means an agreement with a Claimant pursuant to which the Claimant has assigned an interest in Litigation Proceeds to the Seller or a Prior Originator in exchange for a Purchase Price.

“Monthly Period” means, with respect to a Payment Date or a Determination Date, the calendar month immediately preceding the month in which such Payment Date or Determination Date occurs (such calendar month being referred to as the “related” Monthly Period with respect to such Payment Date or Determination Date).

“Note Purchase Agreement” has the meaning set forth in the Recitals.

“Obligations” means any and all obligations and other liabilities of the Pledgor to the Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or arising, which may arise under, out of, or in connection with, the Note Purchase Agreement, this Agreement, the Related Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Originator” means, with respect to any Underlying Contract, the Person that originated the Litigation Payment attributable to such Underlying Contract (which shall be either the Seller or a Prior Originator).

“Payment Date” means the 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Person” means any natural person, corporation, limited partnership, general partnership, association, company, limited liability company, trust, business trust, statutory trust or other organization whether or not a legal entity.

“Pledgor” has the meaning set forth in the Preamble.

“Prior Originator” means any of Peachtree Pre-Settlement Funding LLC, a Georgia limited liability company, ARDEC Funding Corporation, a New York corporation, or Lancaster Financial Corp., a Florida corporation.

“Purchase Consideration” means an amount as of each Purchase Date equal to eighty-five percent (85%) of the sum of the net present value of all cash flows due and owing under each Underlying Contract sold by Seller to Purchaser on such Purchase Date as set forth in the applicable Purchase Notice delivered by Seller to Purchaser.

“Purchased Assets” means, collectively, (i) all Underlying Contracts included on Exhibit A to the Sale and Purchase Agreement (subject to the terms and conditions set forth in the Sale and Purchase Agreement), in the case of the Initial Purchase, and subsequently, each Supplement and Assignment, (ii) all Related Assets and (iii) the proceeds of any and all of the foregoing, including all rights of recourse or recovery against any third party and all other claims, rights and causes of action relating to or arising out of any of the foregoing.

“Purchase Date” means the date when the Purchaser purchases a Purchased Asset from the Seller upon the execution of an Assignment (with the delivery of a Supplement thereto, if applicable) and upon the payment of the Purchase Consideration for such Purchased Asset by the Purchaser to the Seller in accordance with the terms of the Sale and Purchase Agreement; provided, however, that the Purchase Date of the Initial Purchase shall be on or before April __, 2011.

“Purchase Notice” means a written notice regarding an Underlying Contract signed by a Responsible Officer and delivered by the Seller to the Purchaser pursuant to Section 2.1(c) of the Sale and Purchase Agreement, which shall include (i) the proposed Purchase Date, (ii) the Litigation Payments to be made under such Underlying Contract, (iii) the schedule and the net present value of the amount of the Litigation Payments to be made under such Underlying Contract and (iv) the Purchase Consideration for the Purchased Assets attributable to such Underlying Contract.

“Purchase Price” means the purchase price paid to a Claimant by the Seller or a Prior Originator in exchange for an interest in Litigation Proceeds.

“Purchaser” means the Trust, for and with respect to its Rochdale SUBI.

“Records” means, with respect to any Underlying Contract, all Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Underlying Contract, any Related Assets and the related Claimant.

“Related Assets” means, with respect to any Underlying Contract, all of the Seller’s or Purchaser’s rights, title and interest in, to and under:

(a)	all Litigation Payments attributable to such Underlying Contract;

(b)	all Related Security with respect to such Underlying Contract;

(c)
the Records and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements, documents, books, records and other information or arrangements of any kind from time to time supporting or securing payment of, or maintained with respect to, such Underlying Contract, whether pursuant to the Records or otherwise; and

(d)	all Collected Funds and other proceeds of any of the foregoing.

“Related Documents” means the Sale and Purchase Agreement, this Agreement, the Custodian and Verification Agreement, the Servicing Agreement, the Trust Agreement, the Rochdale SUBI Supplement and each Assignment.

“Related Security” means, with respect to any Underlying Contract:

(a)
all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of the Litigation Payment attributable to such Underlying Contract, or any obligation of a Claimant, whether pursuant to such Underlying Contract or otherwise, together with all financing statements and security agreements describing any collateral securing such Litigation Payment or obligation attributable to such Underlying Contract;

(b)
all guaranties, letters of credit, insurance, state guaranty funds and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Litigation Payment attributable to such Underlying Contract, or any obligation described in clause (i), whether pursuant to such Underlying Contract or otherwise; and

(c)	all proceeds of any of the foregoing.

“Repurchase Price” means, with respect to any Purchased Asset, an amount equal to the sum of (a) the Purchase Consideration paid by the Purchaser for such Purchased Asset, minus (b) the amount of Collected Funds received by the Purchaser related to such Purchased Asset from the Purchase Date through the date of repurchase by the Seller.

“Responsible Officer” means, when used with respect to any Person that is not an individual, the President, Chief Executive Officer, any Vice-President or Assistant Vice-President or the Controller of such Person, or any other officer or employee having similar functions.

“Rochdale SUBI Assets” means the Trust Assets associated with the Rochdale SUBI on the books and records of the Trust and the Rochdale SUBI.

“Rochdale SUBI Supplement” has the meaning set forth in the Recitals.

“Secured Party” has the meaning set forth in the Recitals.

“Security Interest” shall, when used with respect to any Person, mean any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor, or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of security title, financing or similar statement or notice or arising as a matter of law, judicial process or otherwise.

“Seller’s Certificate” means a certificate signed by a Responsible Officer of the Seller certifying that an Underlying Contract is an Eligible Underlying Contract substantially in the form of Exhibit C attached to the Sale and Purchase Agreement.

“Servicer” means Settlement Funding, LLC, or its permitted successors and assigns, or any successor Servicer under the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of April ____, 2011, between the Purchaser and the Servicer, as amended, modified or supplemented from time to time, including all exhibits and schedules thereto.

“Supplement” means a supplement to Exhibit A to the Sale and Purchase Agreement, in the form of Exhibit A-1 to the Sale and Purchase Agreement.

“Transaction Documents” means, collectively, the Sale and Purchase Agreement, the Servicing Agreement, the Note Purchase Agreement, the Custodian and Verification Agreement, the Deposit Account Control Agreement, the Account Establishment Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing.

“Trust” has the meaning set forth in the Recitals.

“Trust Agreement” has the meaning set forth in the Recitals.

“Trust Assets” means: (i) any capital contributed to the Trust by the Grantor or UTI Certificateholder and (ii) assets conveyed to the Trust (either for and with respect to itself or for and with respect to any SUBI, as the case may be) pursuant to the Sale and Purchase Agreement, similar purchase and sale agreements or otherwise and related documents and agreements and all proceeds thereof.

“Underlying Contract” means a Litigation Proceeds Purchase Contract sold and assigned by the Seller to the Purchaser pursuant to the Sale and Purchase Agreement and included on Exhibit A thereto.

(c)        All terms used in Article 9 of the UCC in the State of Delaware, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 2     Pledge; Grant of Security Interest.

To secure the due and punctual payment and performance of the Obligations, the Pledgor hereby pledges, assigns, hypothecates, transfers, sets over and delivers unto Secured Party, and hereby grants to Secured Party a first priority perfected Security Interest in, all right, title and interest of the Pledgor in, to and under the following property wherever located, whether now or hereafter existing, owned, licensed, leased, consigned, arising or acquired:

(i)         The Rochdale SUBI Certificate, the beneficial interest in the Rochdale SUBI Assets represented thereby (regardless of whether the aggregate value of the foregoing exceeds the amount due to Secured Party under the Note) and any related rights, authority, powers and privileges of the holder thereof under the Related Documents and the Transaction Documents (including all covenants and warranties in favor of Pledgor and all other rights and remedies of Pledgor under the Rochdale SUBI Supplement) and all payments and distributions thereunder of whatever kind or character and whether in cash or other property, at any time made or distributable to Pledgor thereunder or in respect thereof, whether due or to become due, including, without limitation, the immediate and continuing right of Pledgor to receive and collect all amounts and any other payments and the right of Pledgor to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to consent to any amendment, modification or waiver or to make any claims or demands under or to take any other action provided under or in respect of any of the Related Documents or the Transaction Documents, including all the rights and powers of Pledgor to terminate such agreements and exercise all rights and remedies thereunder, including, without limitation, the commencement, conduct and consummation of legal, administrative and other proceedings as permitted thereunder or by law or in equity;

(ii)         The Collection Account and any other deposit account opened and maintained for the Rochdale SUBI in accordance with the Rochdale SUBI Supplement or any other Related Document or Transaction Document; and

(iii)        All present and future rights, claims, demands and causes of action in respect of any or all of the foregoing and all rents, issues, profits, revenues or other payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, and all rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the products and proceeds of any of the foregoing (the property described in the foregoing clauses (i) through (iii), the “Collateral”).

SECTION 3    Pledgor to Remain Liable.  The Pledgor hereby expressly agrees that, anything herein to the contrary notwithstanding, it shall remain liable under each contract, agreement, interest or obligation collaterally assigned to Secured Party hereunder to observe and perform all of the conditions and obligations to be observed and performed by the Pledgor thereunder, all in accordance with and pursuant to the terms and provisions thereof. The exercise by Secured Party of any of the rights assigned hereunder shall not release the Pledgor from any of its duties or obligations under any such contract, agreement, interest or obligation. Secured Party shall not have any duty, responsibility, obligation or liability under any such contract, agreement, interest or obligation by reason of or arising out of the assignment thereof to Secured Party or the granting to Secured Party of a Security Interest therein or the receipt by Secured Party of any payment relating to any such contract, agreement, interest or obligation pursuant hereto, nor shall Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Pledgor thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance of any party under any such contract, agreement, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it, in which it may have been granted a Security Interest or to which it may be entitled at any time or times.

SECTION 4     Delivery of the Collateral. All certificates or instruments representing or evidencing the Rochdale SUBI, shall be delivered by Pledgor to and held by or on behalf of Secured Party pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. Concurrently with the delivery to the Secured Party of the Rochdale SUBI Certificate, Pledgor shall deliver to Secured Party (i) an undated written instrument of transfer in respect of such certificate, duly executed in blank by the Pledgor and acknowledged by the Trustee in the form attached hereto as Schedule II, and (ii) any other instruments or documents as reasonably requested by the Secured Party.

SECTION 5    Continuing Security Interest; Transfer of Note.  This Agreement shall create a continuing Security Interest in Secured Party in the Collateral and shall:

(a)        remain in full force and effect until indefeasible payment in full and performance of the Note,

(b)        be binding upon Pledgor and its successors, transferees and assigns, and

(c)        inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its respective successors and permitted assigns.

Without limiting the foregoing, except as otherwise expressly permitted by the Note Purchase Agreement, the Secured Party may not assign or otherwise transfer (in whole or in part) the Note held by it to any other Person or entity without the Pledgor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to the Secured Party under the Note Purchase Agreement or any other Related Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of the Note Purchase Agreement concerning transfers, assignments and participations.  Upon the indefeasible payment in full and performance of the Note, the Security Interest granted herein shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, at Secured Party’s sole expense, deliver to Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing the Collateral, together with all other Collateral held by Secured Party hereunder, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

SECTION 6    Security Interest Absolute.  All rights of Secured Party and the Security Interest granted to Secured Party hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, irrespective of:

(a)        any lack of validity or enforceability of the Note Purchase Agreement, the Note or any other Related Document,

(b)        the failure of Secured Party:

(i)         to assert any claim or demand or to enforce any right or remedy against Pledgor or any other Person under provisions of the Note Purchase Agreement, the Note, any other Related Document or otherwise, or

(ii)         to exercise any right or remedy against any other guarantor of, or collateral securing, the Note,

(c)        any change in the time, manner or place of payment of, or in any other term of, the Note,

(d)        any reduction, limitation, impairment or termination of the Note for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Note or otherwise,

(e)        any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Note Purchase Agreement, the Note or any other Related Document,

(f)        any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for the Note, or

(g)        any other circumstances that might otherwise constitute a defense available to, or a legal or equitable discharge of, Pledgor, any surety or any guarantor.

SECTION 7    Representations, Warranties and Covenants.  The Pledgor represents and warrants to, and covenants and agrees with, Secured Party that:

(a)        It is a limited liability company duly organized under the laws of the State of Delaware and has not transferred to, domesticated in or continued in any jurisdiction other than the State of Delaware.

(b)        The Rochdale SUBI Certificate has been duly authorized, executed and delivered and represents a valid beneficial interest in the Rochdale SUBI Assets, entitled to the benefits provided by the Trust Agreement and the Rochdale SUBI Supplement.

(c)        The Rochdale SUBI Certificate represents a 100% beneficial interest in all Rochdale SUBI Assets.

(d)        It is the record and beneficial owner of, and has good and marketable title to, the Rochdale SUBI Certificate, free and clear of any and all adverse claims or options in favor of, or claims of, any other Person, except the Security Interest created by this Agreement. Other than the Security Interest granted to the Secured Party pursuant to this Agreement, the Pledgor has not pledged, assigned, sold, granted a Security Interest in, or otherwise conveyed, any interest in the Rochdale SUBI Certificate.  The Pledgor has not authorized the filing of and is not aware of any financing statements against the Pledgor that include a description of collateral covering any interest in the Rochdale SUBI Certificate or any other Collateral, other than any financing statements relating to the Security Interest granted to the Secured Party hereunder.  The Pledgor has no knowledge of any judgment lien or tax lien against the Pledgor.  The Pledgor is duly authorized and has all necessary power and legal right under the Trust Agreement and the Rochdale SUBI Supplement to enter into this Agreement, to pledge to the Secured Party the Rochdale SUBI Certificate and to grant to the Secured Party a perfected and first priority Security Interest in the Rochdale SUBI Certificate.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Trust Agreement or the Rochdale SUBI Supplement.

(e)        The execution and delivery of this Agreement by the Pledgor, together with the delivery by the Pledgor to the Secured Party of the Rochdale SUBI Certificate creates a perfected and first priority Security Interest in the Rochdale SUBI Certificate and the other Collateral in favor of the Secured Party securing payment of the Note.

(f)         It has received all consents and approvals, if any, required for (i) the transfer to the Secured Party all of the Pledgor’s rights, titles and interests in and to the Rochdale SUBI Certificate and the other Collateral, (ii) the due execution, delivery and performance by the Pledgor of this Agreement, and (iii) the exercise by the Secured Party of the remedies in respect of the Rochdale SUBI Certificate and the other Collateral pursuant to the Note Purchase Agreement and this Agreement.

(g)        Upon delivery to Secured Party of the Rochdale SUBI Certificate, assuming the continuing possession by Secured Party of the Rochdale SUBI Certificate, the Security Interest created by this Agreement in the Rochdale SUBI Certificate will constitute a valid, perfected first priority Security Interest in the Rochdale SUBI Certificate, in favor of Secured Party, enforceable in accordance with its terms against all creditors of the Pledgor and any other Persons purporting to purchase the Rochdale SUBI Certificate from the Pledgor. Upon the filing of a UCC-1 financing statement with the Office of the Secretary of State of the State of Delaware in favor of Secured Party, as secured party, and naming Pledgor, as debtor, with respect to the Collateral, the Security Interest created by this Agreement in the Collateral other than the Rochdale SUBI Certificate and the Collection Account will constitute a valid, perfected first priority Security Interest in such Collateral in favor of Secured Party enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase such Collateral from the Pledgor, to the extent such a Security Interest may be perfected by the filing of a financing statement under the UCC.

(h)        It shall not, and shall not permit the Trustee to, (i) amend, modify, terminate, replace or waive any provision of the Rochdale SUBI Supplement or (ii) create, incur or permit to exist any Encumbrance with respect to the Rochdale SUBI Certificate, any part of the Rochdale SUBI or any other Rochdale SUBI Asset (in each case except for the security interest created by this Agreement), in each case, without the prior written consent of the Secured Party.

(i)         The Pledgor is a registered organization for purposes of Section 9-307(e) of the UCC, is organized under the laws of the State of Delaware, and has its chief executive office and principal place of business located at 3301 Quantum Boulevard, 2nd Floor, Boynton Beach, FL 33426-8622.  The Pledgor’s exact name is set forth in the introductory paragraph of this Agreement, and Pledgor has not utilized any trade names in the conduct of its business nor has any other trade names.

SECTION 8     Covenants of the Pledgor.  The Pledgor covenants and agrees with the Secured Party that, from and after the date of this Agreement until this Agreement is terminated and the Security Interests created hereby are released, it will:

(a)        Keep all books and records relating to the Collateral at the address listed on Schedule I hereto.

(b)        Furnish Secured Party such information concerning the Pledgor and the Collateral as Secured Party may from time to time reasonably request.

(c)        Defend in a commercially reasonable manner its title to the Collateral against all Persons and against all claims and demands whatsoever.

(d)        With respect to all Collateral, do all acts reasonably necessary to maintain, preserve and protect all such Collateral, and prevent any waste or unusual or unreasonable depreciation thereof.

(e)        Permit Secured Party and designees of Secured Party, from time to time, to inspect the Collateral at reasonable times upon reasonable prior notice to Pledgor.

(f)        Upon request of Secured Party, stamp on the Pledgor’s records (and require that each of the Servicer and the Trustee stamp on its records) concerning the Collateral (and/or enter into its computer records concerning the Collateral), a notation, in form reasonably satisfactory to Secured Party, of the Security Interest created hereby.

(g)        Furnish to Secured Party notice in writing as soon as possible and in any event not later than thirty (30) days prior to the occurrence from time to time of any change in its name or the name under or by which it conducts its business, organizational identification number, jurisdiction of organization, type of organization or other legal structure, each of such notices also to contain evidence that the Pledgor has taken all action required or reasonably desirable to maintain and preserve the first priority perfected Security Interests in favor of Secured Party in the Collateral, free and clear of any other Security Interest or encumbrance whatsoever.

(h)        At its sole expense, execute and deliver, or cause to be executed and delivered, to Secured Party, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary or advisable by Secured Party) such assignments, security agreements, mortgages, deeds of trust, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as may from time to time be necessary or desirable to establish and maintain to the satisfaction of Secured Party a valid first priority perfected Security Interest in all Collateral of the Pledgor now or hereafter existing or acquired (free of all other liens, claims and rights of third parties whatsoever) to secure payment and performance of the Note.

(i)         At Secured Party’s request after the occurrence and during the continuance of an Event of Default, transfer (or cause the Servicer to transfer) all or any part of the Collateral into the name of Secured Party or its nominee, with or without disclosing that such Collateral is subject to the Security Interest hereunder and notify the Servicer to make distributions to Secured Party of any amount due or to become due in respect of the Rochdale SUBI or the Rochdale SUBI Certificate.

(j)         Not take or fail to take any action which would reasonably be expected to in any manner impair the enforceability of Secured Party’s Security Interest in any Collateral.

(k)        Take such actions as to ensure that the Rochdale SUBI Certificate shall represent a 100% beneficial interest in all Rochdale SUBI Assets.

(1)        Not, without the prior written consent of the Secured Party, (a) take any action to (i) cause the Rochdale SUBI to issue or the Trustee to cause to be executed any additional certificates representing interests in any Rochdale SUBI Assets or (ii) cause the Trustee to register the Rochdale SUBI Certificate in the name of any Person other than the Pledgor or the Secured Party, (b) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Rochdale SUBI Certificate or any Rochdale SUBI Assets, (c) create, incur or permit to exist any Security Interest or option, or any claim of any Person, on or with respect to the Rochdale SUBI Certificate, any Rochdale SUBI Assets or any other Collateral, except for the Security Interests created by this Agreement or (d) enter into any agreement or undertaking (other than the Related Documents, the Trust Agreement and the Rochdale SUBI Supplement) restricting the right or ability of the Pledgor or the Secured Party to pledge, sell, assign or transfer the Rochdale SUBI Certificate or the other Collateral.

(m)       Pay, and shall hold the Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to the Rochdale SUBI Certificate or the other Collateral or in connection with any of the transactions contemplated by this Agreement.

(n)        Not agree to any amendment of the Trust Agreement or the Rochdale SUBI Supplement without the prior written consent of the Secured Party.

(o)        Concurrently with the delivery to the Secured Party of the Rochdale SUBI Certificate, cause the Trustee to make a notation of the pledge of the Rochdale SUBI Certificate to the Secured Party on the Certificate Register.

(p)        Timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it with respect to the Rochdale SUBI Certificate and all other agreements related to the Rochdale SUBI Certificate pursuant to their respective terms, and will do nothing to impair the rights of the Secured Party in, to and under the Rochdale SUBI Certificate.

(q)        The Pledgor will at all times cause the Security Interest granted pursuant to this Agreement to constitute a valid perfected first priority security interest in the Rochdale SUBI Certificate, enforceable as such against all creditors of the Pledgor and any other Persons purporting to purchase any Rochdale SUBI Certificate from the Pledgor.  The Pledgor agrees that, from time to time upon the written request of the Secured Party, the Pledgor will execute and deliver such further documents and diligently perform such other acts and things in any jurisdiction as the Secured Party may reasonably request in order to (a) grant more effectively a security interest in favor of the Secured Party in all or any portion of the Rochdale SUBI Certificate, (b) maintain, preserve, or perfect the security interest and Lien created or purported to be created by this Agreement and the first priority status of such security interest and Lien, (c) preserve and defend against any Person the Pledgor’s title to the Rochdale SUBI Certificate and the rights purported to be granted therein by this Agreement, (d) enable the Secured Party to exercise and enforce its rights and remedies hereunder, (e) notify the Secured Party as soon as it has knowledge or reasonable belief that the value of the Rochdale SUBI Certificate has been or may be materially impaired, (f) at all times act in good faith and in a lawful manner with respect to the Rochdale SUBI Certificate for the benefit of the Secured Party and (g) carry out more effectively the purposes of this Agreement, including (i) authorizing the filing of one or more financing statements pursuant to the UCC naming the Secured Party as secured party, (ii) executing any control agreements with respect to Rochdale SUBI Certificate, in each case naming the Secured Party as secured party, (iii) executing such other filings required under the laws of all jurisdictions necessary or reasonably deemed appropriate in the judgment of the Secured Party to perfect or evidence the Secured Party’s first priority security interest in and Lien on the Rochdale SUBI Certificate, and (iv) causing any third party holding the Rochdale SUBI Certificate to acknowledge in a signed writing that such third party holds such Rochdale SUBI Certificate solely on behalf of, and for the sole benefit of, the Secured Party.  In the event the Pledgor’s compliance with this Section 8(q) requires any action by the Pledgor not required, or deemed advisable by the Secured Party based on the advice of counsel, under applicable Law, the Secured Party shall be responsible for all reasonable costs (including the Pledgor’s legal fees) associated with such action.

SECTION 9     Renewals, Amendments and Other Security; Partial Releases.

(a)        Secured Party may from time to time, whether before (except with respect to clause (v) below) or after any of the Obligations shall become due and payable, without notice to the Pledgor (except, in the case of the actions described in clause (i) below, any notice to and/or consent by the Pledgor as shall be otherwise required in connection with any actions being taken by Secured Party to retain or obtain a Security Interest in any property of the Pledgor), take any or all of the following actions without impairing any of the rights of Secured Party under this Agreement: (i) retain or obtain a Security Interest in any property to secure payment and performance of any of the Obligations, (ii) retain or obtain the primary or secondary obligation of any Person, in addition to the Pledgor, with respect to any of the Obligations, (iii) create, extend or renew for any one or more periods (whether or not longer than the original period) or alter or exchange any of the Obligations or release or compromise any obligation of any nature of any Person with respect thereto, (iv) release or fail to perfect its Security Interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Obligations, or create, extend or renew for any one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligation of any nature of any Person with respect to any such property, and (v) resort to the Collateral for payment of any of the Obligations whether or not it (A) shall have resorted to any other property securing payment and performance of the Note, or (B) shall have proceeded against any Person primarily or secondarily liable on the Note (all of the actions referred to in preceding clauses (A) and (B) being hereby expressly waived by the Pledgor).

(b)        No release from the Security Interest created by this Agreement of any part of the Collateral by Secured Party shall in any way alter, vary or diminish the force or effect of the Security Interest created by this Agreement against the balance or remainder of the Collateral.

SECTION 10  Grant of License to Use Intangibles.  Solely for the purpose of enabling Secured Party to exercise rights and remedies hereunder at such time as Secured Party, without regard to this Section 10, shall be lawfully entitled to exercise such rights and remedies, the Pledgor hereby grants to Secured Party an irrevocable, nonexclusive, transferable license (exercisable without payment of royalty or other compensation to the Pledgor) to use, assign, license or sublicense any of the Pledgor’s general intangibles and all books, ledgers, books of account, records, writings, data bases and information relating to the Collateral (the “Collateral Information”), now owned or hereafter acquired by the Pledgor, and wherever the same may be located, including in such license reasonable access as to all premises in which any of such general intangibles or Collateral Information may be located or accessible, to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, that it is expressly understood and agreed by the parties hereto that the grant of the license shall extend only to such items as Secured Party shall determine are necessary to enable Secured Party to exercise rights and remedies hereunder at such time as Secured Party, without regard to this Section 10, shall be lawfully entitled to exercise such rights and remedies and Secured Party hereby agrees to cooperate with the Pledgor to establish mutually satisfactory arrangements with respect to sharing access to any of such general intangibles that are used by the Pledgor or Servicer in connection with their respective businesses other than that related to the Underlying Contracts and related Rochdale SUBI Assets. No agreements hereafter acquired or agreed to or entered into by the Pledgor, and nothing contained elsewhere in this Agreement, shall prohibit, restrict or impair the rights granted hereunder.

SECTION 11   Information.  Secured Party and any of the officers, employees, agents, legal counsel or auditors of Secured Party shall have the right at reasonable intervals after the date hereof to make reasonable inquiries by mail, telephone, telegraph or otherwise to any Person with respect to validity and amount or any other matter (including, without limitation, the assertion by Claimants of claims, offsets and counterclaims) concerning any of the Collateral.

SECTION 12  Event of Default.  The Pledgor shall be in default under this Agreement and an event of default (an “Event of Default”) shall exist hereunder upon the occurrence of any of the following events or conditions:

(a)        An “Event of Default” (as such term is defined in the Note Purchase Agreement) shall have occurred and be continuing under the Note Purchase Agreement.

(b)        The Pledgor shall fail to observe or perform any covenant, condition or agreement on its part to be performed pursuant to the terms of this Agreement.

(c)        Any representation, warranty or statement made or furnished in writing herein or pursuant hereto to the Secured Party by or on behalf of the Pledgor shall prove to have been false or misleading in any material respect when made or furnished.

(d)        The Secured Party shall fail to have a perfected first priority Security Interest in the Rochdale SUBI Certificate, provided that, such failure is not the result of Secured Party’s actions pursuant to Section 9(a)(iv).

(e)        (i) An involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced against the Pledgor, the Trust or the Rochdale SUBI, and any petition in connection therewith shall not be dismissed within 60 days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Pledgor, the Trust or the Rochdale SUBI in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or any other similar relief shall be granted under any applicable federal, state or foreign law; (ii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Pledgor, the Trust or the Rochdale SUBI, or over all or a substantial part of the property of the Pledgor, the Trust or the Rochdale SUBI shall be entered, or an interim receiver, trustee or other custodian of the Pledgor, the Trust or the Rochdale SUBI of all or a substantial part of the property of the Pledgor, the Trust or the Rochdale SUBI, if any, shall be appointed, or a warrant of attachment, execution or similar process against any substantial part of the property of the Pledgor, the Trust or the Rochdale SUBI shall be issued, and any of the foregoing events shall not be stayed, vacated, dismissed, bonded or discharged within 60 days of entry, appointment or issuance; or (iii) the Pledgor, the Trust or the Rochdale SUBI shall have an order for relief entered with respect to it or shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property, the Pledgor, the Trust or the Rochdale SUBI shall make any assignment for the benefit of creditors, or any governing body of the Pledgor or the Trust shall have adopted any resolution or otherwise shall have authorized any action to approve any of the foregoing.

(f)         The Rochdale SUBI shall cease to constitute a separate series of the Trust under and in accordance with the laws of the State of Delaware; or the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series or special units thereof become enforceable against the Rochdale SUBI Assets.

(g)        For any reason this Agreement shall cease to be in full force and effect at any time prior to its scheduled termination in accordance with Section 16 hereof, or the Pledgor or any of its Affiliates shall institute an action seeking a determination that this Agreement shall not be in full force and effect, or any action shall be taken by the Pledgor or any of its Affiliates to discontinue this Agreement or to assert the invalidity of this Agreement.

SECTION 13   Remedies.

(a)        (i)         Whenever an Event of Default shall be existing, Secured Party may exercise from time to time any rights and remedies available to it hereunder and under the Note Purchase Agreement and the Related Documents and under the UCC, or otherwise available to it under applicable law or equity. The Pledgor hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings, or process of law in connection with the exercise by Secured Party of any of its rights and remedies after an Event of Default occurs.

(ii)         The Pledgor agrees, upon the occurrence of an Event of Default and upon the request of Secured Party, to assemble, at such Pledgor’s expense, all Collateral at a convenient place acceptable to Secured Party.

(iii)        To the fullest extent permitted by applicable law, the Pledgor hereby waives the right to object to the manner or sufficiency of advertising or solicitation of bids in connection with any sales or other disposition of the Collateral. Any sale by Secured Party may be made at any broker’s board or public or private sale, with or without notice or advertisement, for cash or credit, and for present or future delivery. At any such public or private sale or other, disposition of Collateral, Secured Party may, to the extent permissible under applicable law, transfer the whole or any part of any Collateral sold, or may sell or dispose of the Collateral to any other Person, free from any and all claims of the Pledgor or of any other Person claiming by, through, or under the Pledgor. The Pledgor hereby expressly waives and releases, to the fullest extent permitted by applicable law, any right of redemption. If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to the Pledgor either at the address shown below, or at any other address of Pledgor appearing on the records of Secured Party. Any proceeds of any Collateral, or of the disposition by Secured Party of any of the Collateral, may be applied by Secured Party to the payment of expenses in connection with the Collateral, including attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by Secured Party toward the payment of the Note in the order of application specified in the Note Purchase Agreement.

(b)        Without limiting any other provision of this Agreement: whenever an Event of Default shall be existing, Secured Party, with or without process of law, may enter upon any premises where the Collateral or any part thereof may be, and take possession of all or any part thereof; and Secured Party may, without being responsible for loss or damage, hold, store, keep idle, lease, operate or otherwise use or permit the use of the Collateral or any part thereof for such time and upon such terms as Secured Party may deem to be reasonable, or may render all or part of the Collateral unusable, and may demand, collect and retain all earnings and all other sums due and to become due in respect of the Collateral from any Person whomsoever, accounting only for net earnings, if any, arising from use or from the sale thereof after charging against all receipts from use or from the sale thereof all costs and expenses of, and damages or losses by reason of, such use or sale.

(c)        The Pledgor hereby agrees to pay any and all reasonable expenses incurred by Secured Party in taking, holding, preparing for sale, selling and the like with regard to the Collateral, including, without limitation, reasonable attorneys’ fees incurred by Secured Party in connection therewith.

(d)        The Pledgor agrees that in any sale of any of the Collateral, the Secured Party is authorized to comply with any limitation or restriction in connection with such sale as counsel may advise Secured Party is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders or transferees, require that such prospective bidders and transferees have certain qualifications, and restrict such prospective bidders and transferees to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the transferee by any governmental or regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Secured Party be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral was sold in compliance with any such limitation or restriction.

(e)        No right or remedy herein conferred is intended to be exclusive of any other right or remedy, but every such right or remedy shall be cumulative and shall be in addition to every other right or remedy herein conferred, or conferred upon Secured Party by any other agreement or instrument or security, now or hereafter existing at law or in equity or by statute.

SECTION 14   Irrevocable Instruction and Authorization to Trustee.  The parties hereto agree that until such time as the Trustee receives written notice from the Secured Party that the Pledgor is in default (a “Default Notice”), upon which notice the Trustee may rely without inquiry or investigation, the Pledgor, as Holder of the Rochdale SUBI Certificate, shall be entitled to all voting and other rights attributable to the Holder of such Rochdale SUBI Certificate as set forth in the Trust Agreement and the Rochdale SUBI Supplement. The parties hereby further agree that from and after receipt by the Trustee of a Default Notice, the Pledgor, as Holder of the pledged Rochdale SUBI Certificate, shall not be entitled to any such rights without the prior written consent of the Secured Party. The Pledgor hereby authorizes and instructs the Trustee to comply with a Default Notice received by it from Secured Party that (i) states that an Event of Default has occurred and is continuing and (ii) states that the instructions or other actions contained therein are in accordance with the terms of this Agreement and any other Related Document, and are also deemed to constitute instructions from or other actions by the Pledgor, without any other or further instruction from or actions by the Pledgor, and the Pledgor agrees that the Trustee shall be fully protected in, and have no liability as a result of, so complying.

SECTION 15   Authority of Secured Party.

(a)        Secured Party shall have, and be entitled to exercise, all such powers hereunder as are specifically delegated to Secured Party by the terms hereof, together with such powers as are incidental thereto. Secured Party may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.  Neither Secured Party, nor any director, officer or employee of Secured Party, shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct. The Pledgor agrees to reimburse Secured Party, on demand, for all reasonable costs and expenses incurred by Secured Party in connection with the administration and enforcement of this Agreement (including costs and expenses incurred by any agent employed by Secured Party (including, without limitation, reasonable attorneys’ fees and expenses)), provided that the Pledgor shall have received a detailed written invoice outlining any such costs and expenses, and agrees to indemnify (which indemnification shall survive any termination of this Agreement) and hold harmless Secured Party (and any such agent) from and against any and all liability incurred by Secured Party (or such agent) hereunder or in connection herewith, unless such liability shall be due to gross negligence or willful misconduct on the part of Secured Party or such agent, as the case may be.

(b)        Secured Party may from time to time, without notice to the Pledgor, at its option, perform any obligation to be performed by the Pledgor hereunder or under the Note Purchase Agreement which shall not have been performed by the Pledgor after reasonable notice by Secured Party and not cured by the Pledgor within five (5) Business Days following the date of such notice, and take any other action which Secured Party deems necessary for the maintenance or preservation of any of the Collateral or its Security Interest in the Collateral. All moneys advanced by Secured Party in connection with the foregoing shall, whether or not the Note Purchase Agreement is in effect, bear interest at a rate equal to the Default Rate, and shall be repaid together with such interest by the Pledgor to Secured Party, upon Secured Party’s demand, and shall be secured hereby prior to any other indebtedness or obligation secured hereby, but the making of any such advance by Secured Party shall not relieve the Pledgor of any default hereunder or thereunder.

SECTION 16  Termination.  Unless terminated earlier pursuant to a written instrument executed by the Pledgor and the Secured Party, this Agreement shall terminate when the Note Purchase Agreement shall be terminated and the Obligations have been indefeasibly fully paid and performed, at which time Secured Party shall reassign and redeliver (or cause to be reassigned and redelivered) to the Pledgor, or to such person as the Pledgor shall designate, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by Secured Party pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be without recourse upon, or representation or warranty by, Secured Party and at the sole cost and expense of the Pledgor. Upon any such termination, the Secured Party will, at the Pledgor’s expense, execute and deliver to the Pledgor such documents and take such further action as the Pledgor shall reasonably request to evidence such termination.

SECTION 17   Secured Party’s Appointment as Attorney-In-Fact.  The Pledgor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent of the Secured Party, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Secured Party’s own name, from time to time in the Secured Party’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement. This power being coupled with an interest is irrevocable.

SECTION 18  Duty of Secured Party.  The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Rochdale SUBI Certificate in its possession shall be to deal with it in the same manner as the Secured Party deals with similar securities and property for its own account. Neither the Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon the Rochdale SUBI Certificate or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of the Rochdale SUBI Certificate upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Rochdale SUBI Certificate or any part thereof.

SECTION 19  Authorization of Financing Statements.  The Pledgor authorizes the Secured Party to file financing statements with respect to the Rochdale SUBI Certificate and any other Collateral, in such form and in such filing offices as the Secured Party reasonably determines appropriate to perfect the security interests of the Secured Party under this Agreement.

SECTION 20   Authority of Secured Party.  The Pledgor acknowledges that the rights and responsibilities of the Secured Party under this Agreement with respect to any action taken by the Secured Party or the exercise or non-exercise by the Secured Party of any right or remedy provided for herein or resulting or arising out of this Agreement shall be governed by the Note Purchase Agreement and by such other agreements with respect thereto as may exist from time to time among them.

SECTION 21  Notices.  All notices, requests and demands to or upon the Secured Party or the Pledgor to be effective shall be in writing (or by facsimile or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by hand or (b) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (c) if by facsimile or electronic transfer, when sent and receipt has been confirmed, addressed to the Secured Party or the Pledgor at its address or transmission number for notices as set forth below its signature hereto.

SECTION 22   Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 23   Amendments in Writing; No Waiver; Cumulative Remedies.

(a)        None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Secured Party, provided that any provision of this Agreement may be waived by the Secured Party in a letter or agreement executed by the Secured Party and specifically referring to this Section and enumerating the matters involved.

(b)        No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any other occasion.

(c)        The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 24   Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 25   Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Secured Party and its successors and assigns.

SECTION 26   Governing Law; Submission to Jurisdiction.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)        EACH PARTY IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING IN ANY WAY, MANNER OR RESPECT ARISING OUT OF THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT MAY BE LITIGATED IN COURTS HAVING SITUS WITHIN THE STATE OF DELAWARE AND EACH PARTY

HEREBY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN SUCH JURISDICTION. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTIONS IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS. NOTHING IN THIS SECTION 26 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST ANOTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION. THE PLEDGOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY DELAWARE LAW.

(c)        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PLEDGOR AND THE SECURED PARTY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PLEDGOR AND THE SECURED PARTY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

SECTION 27  Consent to Enforcement, etc.  The Pledgor irrevocably and generally consents in respect of any proceedings anywhere in connection with the Trust Agreement, the Rochdale SUBI Supplement or any other Related Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

SECTION 28   Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be considered an original.

SECTION 29   Limited Recourse.  It is expressly understood and agreed by the parties hereto that (i) this Agreement is acknowledged and agreed to by Wells Fargo Bank, National Association, not individually or personally, but solely in its capacity as the Trustee of the Trust in the exercise of the powers and authority conferred and vested in the Trustee by the Trust, (ii)

in no event shall Wells Fargo Bank, National Association, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust or the Rochdale SUBI hereunder, as to all of which recourse shall be had solely to the Trust or the Rochdale SUBI, as the case may be, (iii) nothing herein contained shall be construed as creating any liability on Wells Fargo Bank, National Association, individually or personally, to perform any covenant either express or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through or under the parties hereto, and (iv) under no circumstances shall Wells Fargo Bank, National Association be personally liable for the payment of any indebtedness or expenses of the Trust or the Rochdale SUBI or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by or with respect to the Trust or the Rochdale SUBI.

SECTION 30  Transfer and Assignment of Rochdale SUBI Certificate.  The Rochdale SUBI Certificate shall not be transferred, assigned or pledged except to the extent specified in the Trust Agreement or in the Rochdale SUBI Supplement and, to the fullest extent permitted by applicable law, any such purported transfer, pledge or assignment other than as so specified shall be deemed null, void and of no effect under this Agreement. In addition, in connection with any such transfer, pledge or assignment, the related transferee, assignee or pledgee in each case must (i) give a non-petition covenant substantially similar to that set forth in Section 31 and (ii) execute an agreement in favor of each Holder from time to time of a UTI Certificate and any other SUBI Certificate to release all Claims to the Trust Assets and/or SUBI Assets associated with the UTI or any other SUBI and, in the event such release is not given effect, to subordinate fully all Claims it may be deemed to have against the Trust Assets and/or SUBI Assets associated with the UTI or any other SUBI.  In addition, the Rochdale SUBI Certificate and any beneficial interest therein may not be transferred unless (i) the Trust receives an opinion of counsel satisfactory to the Grantor stating that such transfer is exempt from registration under applicable state and federal securities laws, will not cause the Trust to be an “Investment Company” or under the “control” of an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended, and otherwise complies with the restrictions on transfer contained in the Trust Agreement and the Rochdale SUBI Supplement, and (ii) the transferee certifies to the Trust that it is not (x) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (y) a plan described in Section 4975(e)(1) of the Code or (z) any entity whose underlying assets include plan assets by reason of a plan’s investment in the Trust (each a “Benefit Plan”).  The Trustee shall have no obligation to determine whether or not a transferee of the Rochdale SUBI Certificate has complied with the transfer requirements set forth herein, in the Trust Agreement or in the Rochdale SUBI Supplement. Each such transfer shall be registrable upon surrender of the Rochdale SUBI Certificate to be transferred for registration of the transfer at the corporate trust office of the Trustee, accompanied by a written instrument of transfer or pledge in form satisfactory to the Trustee duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, and thereupon a new Rochdale SUBI Certificate of a like aggregate fractional undivided interest will be issued to the designated permitted transferee or a notation will be made on the Certificate Register of the related pledge and the identity of the related Registered Pledgee, as the case may be. By its execution hereof, the Secured Party acknowledges the terms of this Section 30 and agrees that this Agreement shall constitute the agreement in favor of each Holder from time to time of a UTI Certificate or any other SUBI Certificate referred to in clause (ii) of the second sentence of this Section 30.

SECTION 31  No Petition.  To the extent permitted by applicable law, each of the Pledgor and the Secured Party covenants and agrees that prior to the date which is one year and one day after the date upon which all of the Obligations have been paid in full or otherwise satisfied, it will not institute against, or join any other Person in instituting against the Trust or the Servicer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law.  This Section 31 shall survive the termination of this Agreement; provided that the foregoing shall not preclude participation by any such party in the assertion or defense of its claims in any such proceeding involving the Servicer or the Trust.

SECTION 32   Limitation on Inter-Series Liability.  The Secured Party acknowledges that the Rochdale SUBI, including the Rochdale SUBI Assets associated therewith, constitutes a separate series of the Trust pursuant to Section 3806(b)(2) of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et. seq. (the “Delaware Act”).  The Servicer shall maintain separate records for the Rochdale SUBI, and the Rochdale SUBI Assets and any other assets of the Trust associated therewith shall be held and accounted for separately from Trust Assets generally or SUBI Assets associated with any other series of the Trust. Subject to the right of the UTI Certificateholder to direct the Servicer to allocate certain Liabilities, costs, charges and reserves as may be provided in the SUBI Supplements, and in accordance with Section 3804(a) of the Delaware Act or to the extent otherwise permitted by applicable law, all debts, Liabilities and obligations incurred, contracted for or otherwise existing with respect to the Rochdale SUBI shall be enforceable against the Rochdale SUBI Assets allocated to such Rochdale SUBI only, and not against Trust Assets generally or the Trust Assets or SUBI Assets associated with any other series and the Rochdale SUBI Assets shall not be subject to the debts, Liabilities or obligations of the Trust generally or any other series of the Trust.

(Signatures on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

DR SPE, LLC, as the Pledgor

By:
Name:
Title:

Address for Notices:

DR SPE, LLC
3301 Quantum Boulevard,
2nd Floor
Boynton Beach, FL 33426-8622
Attention: Chief Executive Officer, with a copy to the General Counsel

ROCHDALE HIGH YIELD ADVANCES FUND LLC, as the Secured Party

By:
Name:	Garrett D’Alessandro
Title:	President and Secretary

Address for Notices:

Rochdale High Yield Advances Fund LLC
c/o Rochdale Investment Management LLC
570 Lexington Avenue
New York, New York 10022
Attention: Kurt Hawkesworth, Senior Executive Vice President & General Counsel

Acknowledged and agreed to by the Trustee this Agreement this ____ day of April, 2011:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
solely in its capacity as Trustee of Dura Rock LF Trust
and not in its individual capacity

By:
Name:
Title:

SCHEDULE I

LOCATIONS OF BOOKS AND RECORDS

SCHEDULE II

FORM OF TRANSFER INSTRUMENT

FOR VALUE RECEIVED, DR SPE, LLC, a limited liability company organized under the laws of the State of Delaware, hereby sells, assigns and transfers unto __________ (the “Transferee”) a 100% beneficial interest in all assets of Rochdale High Yield Advances Fund (the “Rochdale SUBI”), a separate series of Dura Rock LF Trust (the “Trust”), represented by Special Unit of Beneficial Interest Certificate No. S-1 (the “Rochdale SUBI Certificate”) and does hereby instruct Wells Fargo Bank, National Association (the “Trustee”) to register the transfer of said Rochdale SUBI Certificate on the books of the Trust and the Rochdale SUBI kept at the corporate trust office of the Trustee for such purpose, with full power of substitution in the premises, and to issue to the Transferee a new certificate of a like aggregate fractional undivided interest in replacement of the Rochdale SUBI Certificate. This Transfer Instrument is the written instrument of transfer referred to in Section 3.05(a) of the Trust Agreement, dated as of April ____, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, as Grantor and UTI Certificateholder, Wells Fargo Delaware Trust Company, National Association, as Delaware Trustee, and the Trustee (the “Trust Agreement”) and in Section 2.2 of the SUBI Supplement, dated as of April ____, 2011, among the UTI Certificateholder, the Trustee, the Grantor and the Servicer, creating the Rochdale SUBI.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Trust Agreement.

[Signature Page Follows]

DR SPE, LLC

By:
Name:
Title:

Dated:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
solely in its capacity as Trustee and not in its individual capacity

By:
Name:
Title: